<pre>
EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in Registration Statements on Forms S-8 (Nos. 333-92181, 333-46456 and 333-69832) of ConectiSys Corporation and subsidiaries of our report dated December 30, 2005 appearing in this Annual Report on Form 10-KSB of ConectiSys Corporation and subsidiaries for the year ended September 30, 2005.

/s/ HURLEY & COMPANY

Granada Hills, California
January 24, 2006